As filed with the Securities and Exchange Commission on September 27, 2000
                                                 Registration No. 333-______
============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                   FORM S-8
                           REGISTRATION STATEMENT
                                   Under
                          THE SECURITIES ACT OF 1933

                               PG&E CORPORATION
          (Exact name of registrant as specified in its charter)

     California                              94-3234914
(State or other jurisdiction       (I.R.S. Employer Identification No.)
of incorporation or organization)

               One Market, Spear Street Tower, Suite 2400
                    San Francisco, California 94105
          (Address of principal executive offices) (zip code)

                    THE PACIFIC GAS AND ELECTRIC COMPANY
               SAVINGS FUND PLAN FOR UNION-REPRESENTED EMPLOYEES
                          (Full title of the Plan)

                              Gary P. Encinas, Esq.
                            One Market, Spear Tower
                                   Suite 400
                         San Francisco, California 94105
                    (Name and address of agent for service)

Telephone number, including area code, of agent for service:(415) 267-7000

                         CALCULATION OF REGISTRATION FEE
==========================================================================
Title of each class   Amount to be    Proposed    Proposed
of securities to be   Registered      maximum     maximum     Amount
registered:                           offering    aggregate   of
                                      price per   offering    registration
                                      share (1)   price       fee

Common stock,         25,000,000 shs  $26.5625   $664,125,000   $175,329
no par value

---------------------------------------------------------------------------

(1) The registration fee was calculated pursuant to Rules 457(h)(1) and 457(c) of the Securities Act of 1933, on the basis of the average of the high and low prices of the registrant's common stock on September 25, 2000 as reported on the New York Stock Exchange.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                   PART I


Information required by Items 1 and 2 of Part I of Form S-8 is not required to be filed as part of this registration statement.


                                   PART II

			INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

	The following documents are incorporated by reference in this registration statement: (i) the latest annual report of PG&E Corporation (the "Registrant"), and the latest annual report on Form 11-K for the Pacific Gas and Electric Company Savings Fund Plan for Union-Represented Employees (the "Plan"), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause
(i) above; and (iii) the description of the Registrant's common stock ("Common Stock") filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents filed by the Registrant or by the Plan, after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


Item 4.	Description of Securities.

Not applicable.


Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Stock and all legal matters in connection therewith will be passed upon by Gary P. Encinas, Chief Counsel, Corporate, of the PG&E Corporation Law Department. Mr. Encinas and other members of the PG&E Corporation Law Department who will participate in consideration of legal matters relating to the Common Stock, together with members of their respective families, own in the aggregate approximately 18,545 shares of Common Stock, and have received options to purchase approximately 454,800 shares of Common Stock.

Item 6.	Indemnification of Officers and Directors.

Section 317 of the California Corporations Code and Article SIXTH of the Registrant's Articles of Incorporation provide for indemnification of the Registrant's directors and officers under certain circumstances. The Registrant's Board of Directors has adopted a resolution regarding the Registrant's policy of indemnification and the Registrant maintains insurance that insures directors and officers of the Registrant against certain liabilities.


Item 7.	Exemption from Registration Claimed.

Not applicable.


Item 8.	Exhibits.

          5.1 Undertaking re Status of Favorable Determination
          Letter regarding the Plan

	The registrant's subsidiary, Pacific Gas and Electric Company ("PG&E"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") concerning the qualification of the Pacific Gas and Electric Company Savings Fund Plan for Union-Represented Employees (the "Plan") under Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended. The registrant will cause PG&E to submit any future material amendments to the Plan to the IRS for a favorable determination that the Plan, as amended, continues to so qualify.

          5.2	Opinion of Gary P. Encinas, Esq.

          23.1	Consent of Deloitte & Touche LLP

          23.2	Consent of Arthur Andersen LLP.

          23.3	Consent of Mah & Associates LLP

          23.4	Consent of Gary P. Encinas, Esq. is included in
             	Exhibit 5.2.

          24.1	Powers of Attorney.

          24.2	Resolution of the Board of Directors authorizing the
            	execution of this Registration Statement.

          99.1	The Pacific Gas and Electric Company Savings Fund Plan
			for Union-Represented Employees, as amended and restated effective as of January 1, 2000

          99.2	Master Trust Agreement between Pacific Gas and
               Electric Company and State Street Bank and Trust
               Company (incorporated by reference to the Plan's Form
              	11-K for fiscal year 1987, Exhibit 2, filed as Exhibit
               28 to Pacific Gas and Electric Company's Form 10-K for fiscal year 1987, File No. 1-2348).


Item 9.	Undertakings.

	(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are
	being made of the securities offered hereby, a post-effective amendment to this registration statement:

		(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

		(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

	provided, however, that the undertakings set forth in paragraphs
	(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
	Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

	(2)	That, for the purpose of determining any liability under the
	Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

	(3)	To remove from registration by means of a post-effective
	amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b)	The undersigned registrant hereby undertakes that, for
	purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
	Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

				SIGNATURES

	The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 26th day of September, 2000.

					PG&E CORPORATION
					 (Registrant)


					GARY P. ENCINAS
				By ---------------------------
					GARY P. ENCINAS
					Attorney-in-Fact


	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

     Signatures               Title                      Date
     ----------               -----                      ----
A.	Principal Executive

	Officer
	*ROBERT D. GLYNN, JR.	Chairman of the        September 26, 2000
                                Board, President,
                                and Chief
                                Executive Officer

B.	Principal Financial
      Officer

	*PETER A. DARBEE        Senior Vice President
                                and Chief Financial  September 26, 2000
                                Officer

C.	Controller or
	Principal Accounting
	Officer

     *CHRISTOPHER P. JOHNS    Vice President
                              and Controller         September 26, 2000

D.	Directors

	*ROBERT D. GLYNN, JR.
	*RICHARD A. CLARKE
	*HARRY M. CONGER	                        September 26, 2000

	*C. LEE COX
	*DAVID R. ANDREWS
	*WILLIAM S. DAVILA
	*DAVID M. LAWRENCE
	*MARY S. METZ
	*CARL E. REICHARDT
	*BARRY LAWSON WILLIAMS


	GARY P. ENCINAS
* By ------------------------------
	(Gary P. Encinas,
	Attorney-in-Fact)

	The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrators of the Plan listed below has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on the 26th day of September, 2000.


                                 THE PACIFIC GAS AND ELECTRIC COMPANY
                                 SAVINGS FUND PLAN FOR UNION-REPRESENTED
                                 EMPLOYEES

                                    BRUCE R. WORTHINGTON
                               By _______________________
                                    Bruce R. Worthington
                                    Chairman, Employee Benefit Committee

                             EXHIBIT INDEX


	5.2	Opinion of Gary P. Encinas, Esq.

	23.1	Consent of Deloitte & Touche LLP

	23.2	Consent of Arthur Andersen LLP.

	23.3	Consent of Mah & Associates LLP

	23.4	Consent of Gary P. Encinas, Esq. is included in
     	Exhibit 5.2.

	24.1	Powers of Attorney

	24.2	Resolution of the Board of Directors authorizing the
		execution of this Registration Statement

	99.1	The Pacific Gas and Electric Company Savings Fund Plan
		for Union-Represented Employees, as amended and restated effective as of January 1, 2000